(h)(14)

SECURITIES LENDING AGENCY AGREEMENT dated as of May 5, 2004 among the Fund (as hereinafter defined) and Dresdner Bank AG, a public limited company organized under the laws of the Federal Republic of Germany (the “Agent”).

WHEREAS, the Fund intends to lend securities to securities brokers and other borrowers which have been or will be approved by the Fund; and

WHEREAS, the Fund intends to appoint the Agent as its lending agent to act as its agent in connection with the securities lending program;

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1. The Fund hereby appoints the Agent as its lending agent for the purposes set forth herein. The Agent hereby accepts such appointment. The Agent is acting solely as a limited agent of the Fund hereunder, and the authority of the Agent to act as the lending agent of the Fund shall only be as set forth in this Agreement.

The Fund hereby authorizes the lending of those securities identified in Schedule 2 hereto (“Available Securities”) which are held in accounts maintained with either the Fund’s custodian or subcustodian (each a “Custody Account”) to any one or more of the institutions prescribed by the Fund and listed on Schedule 3 hereto (each, an “Approved Borrower”). Notwithstanding the above, Available Securities shall not include any securities if a loan of such security together with other loans of the Fund outstanding at the time of such lending would cause the Fund to exceed its investment restrictions with respect to securities lending set forth in Schedule 7. (The Fund may approve changes to the Available Securities or Approved Borrowers by executing an updated Schedule 2 or 3 as appropriate and delivering it to the Agent or by such other means as may be agreed to in writing by the parties.) Any such loan shall be on the terms set forth in Sections 2, 3, 5 and 6 and on Schedule 3 hereof unless the Fund otherwise authorizes in writing.

Any securities loan hereunder shall be administered pursuant to operational procedures (the “Operational Procedures”) to be established from time to time by the Agent, which Operational Procedures shall be consistent with the terms of this Agreement.

2. The Agent is hereby authorized to execute agreements with Approved Borrowers (each a “Borrower Agreement”) as the Fund’s Agent relating to the loan of the Fund’s securities on a disclosed basis with the Fund as principal to the loan. The Fund agrees, upon request, to promptly furnish or cause to be furnished to the Agent the Fund’s most recently prepared annual or semiannual financial statements to enable the Agent to comply with any request therefor by any Approved Borrower. The Agent may negotiate and revise the terms of any Borrower Agreement as the Agent deems necessary or appropriate, in its discretion, for the effectuation of any transaction contemplated hereby or thereby; provided, however, that the terms of any such agreement (i) do not purport to create any obligation on behalf of the Fund, in respect of any indemnification provision or otherwise, other than the obligation to return Collateral (as defined below) provided under such agreement, to pay any lending fee and/or to make any In-Lieu-of Payment (as defined below) in respect of such Collateral, (ii) do not make the Fund liable for the obligations of any other person (including any other investment company advised by PIMCO Advisors Fund Management LLC) nor grant a security interest in or pledge of any assets of the Fund to secure or otherwise support the obligations of any other such person, (iii) provide that all other securities loans by the Fund to the Approved Borrower thereunder be cross-collateralized by all Collateral securing each such loan, (iv) do not permit assignment of the agreement to anyone other than an Approved Borrower, (v) require that each securities loan thereunder be fully collateralized at all times, (vi) do not cause the Fund to violate any limitation communicated in writing to the Agent by the Fund with respect to the percentage of the Fund’s assets that may be loaned, and (vii) are otherwise consistent with the terms of this Agreement. Should the Agent nonetheless enter into a Borrower Agreement that, despite clause (iv), permits the Approved Borrower’s obligations to be assumed by a Successor Entity, the Agent shall, in addition to the indemnities provided elsewhere in this Agreement, fully indemnify the Fund for all losses, costs, expenses or liabilities, including all direct damages as well as all special, punitive, indirect and consequential damages, in any way arising, directly or indirectly, from such assumption; provided, however, that this special indemnity shall not apply (but other indemnification provisions of this Agreement may apply) to (i) damages arising after the date, if any, on which the Fund or its adviser adds the Successor Entity to the list of Approved Borrowers or (ii) damages from loans that are terminated as required by this Agreement on or before the date of such assumption. For the purposes of this paragraph, a “Successor Entity” means a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of that party’s assets and business and that assumes all of the party’s obligations by contract, operation of law or otherwise. Copies of Borrower Agreements will be made available to the Fund upon request.

3. During the term of any securities loan, the Fund shall permit the loaned securities to be transferred into the name of and voted (where applicable) by an Approved Borrower. For each loan of securities, the Approved Borrower shall pledge as collateral cash in U.S. dollars (the “Collateral”) having an initial market value equal to 102% of the market value of such loaned securities which are either (i) fixed income or (ii) U.S. dollar denominated equity securities, and 105% of the market value of all other such loaned securities. The Agent will ensure that each Borrower Agreement requires the Approved Borrower to deliver additional Collateral to the Agent in accordance with the above percentages in the event that at the close of business on any Business Day (as defined below) the market value of the Collateral delivered by the Approved Borrower with respect to a loaned security shall be less than the percentages set for above. For the purposes of this Section and Sections 8 and 10 of this Agreement, “market value” shall be determined by the Agent in accordance with the securities valuation policies and procedures of the Fund utilized by the custodian of the Fund (the “Custodian”) to value the Fund’s assets. Forms of Collateral other than cash in U.S. dollars may be accepted by the Fund under this Agreement, but only upon the written agreement of each party.

All Collateral shall be received from an Approved Borrower by the Agent and then delivered by the Agent to the Custodian, to be held and administered by the Custodian for the benefit of the Fund in the applicable Custody Account or other account of the Fund established solely for the purpose of holding Collateral under this Agreement, to the extent it is not invested in accordance with the attached Schedule 1 (“Permitted Investments”) pursuant to Section 9 hereof, in which case such Permitted Investments shall be held in such Custody Account. The Agent is authorized in its discretion to terminate any securities loan entered into with an Approved Borrower without prior notice to the Fund. The Fund may itself instruct the Agent to terminate any loan on any date. The Agent shall comply with any such instruction.

4. The Fund hereby represents and warrants that it is not a plan subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and agrees promptly to notify the Agent if this representation shall cease to be true at any time during the term of this Agreement.

5. The Agent shall negotiate on behalf of the Fund with each Approved Borrower all terms of a securities loan, including the amounts or fees to be received or paid. The Agent shall prepare a transaction confirmation in respect of each loan effected, setting forth the securities borrowed and the material terms of the loan, and shall transmit the same to the Approved Borrower. The Fund understands and agrees that the identity of the Fund, as principal, will be disclosed by the Agent to the Approved Borrower.

6. The Agent shall notify the Fund, upon request by the Fund, whenever a securities loan has been agreed to with an Approved Borrower on behalf of the Fund. In respect of the commencement of any loan, the Agent shall instruct the Approved Borrower to transfer to the Agent the required Collateral. Collateral will be received from an Approved Borrower prior to or simultaneous with delivery of securities loaned. If the Approved Borrower does not provide Collateral to the Agent, as previously agreed, then the Agent will cancel the corresponding loan instruction prior to delivery. Upon receipt by the Agent, the Agent transfer such Collateral received from an Approved Borrower to the Custodian.

Upon termination of the loan, the Agent shall instruct the Approved Borrower to return the loaned securities to the Agent. Upon receipt by the Agent of the loaned securities, the Agent shall effect, on behalf of the Fund, the redemption of any corresponding Permitted Investment, if applicable, and will instruct any Custodian or subcustodian, if applicable, to return the corresponding Collateral to the Agent. The Agent will then effect (i) the return of such Collateral to the Approved Borrower in accordance with the Approved Borrower’s transfer instructions with respect thereto and (ii) the return of such loaned securities to the Custodian.

7. In respect of loans of securities entered into on behalf of the Fund, the Agent will obtain from the Custodian on a daily basis, prior to 11:00 a.m. New York time on each Business Day, a statement of the value of the loaned securities and all Collateral and, where applicable, the Agent shall request the Approved Borrower to deliver, by the close of business on such Business Day, sufficient additional Collateral to the Agent to satisfy the applicable margin requirement, and the Agent shall deliver the same to the Custodian for receipt on behalf of the Fund. The Fund acknowledges and agrees that the Agent may permit an Approved Borrower to substitute Collateral, if applicable, which is of the type specified in Section 3 hereof, during the term of any loan so long as the required margin in respect of such loan continues to be satisfied at the time of such substitution. If, as a result of marking-to-market, Collateral is required to be returned to the Approved Borrower, the Agent will instruct the Custodian to timely return such

Collateral to the Agent upon request and the Agent shall deliver the same to the Approved Borrower.

8. Where Collateral consists of securities, and the Approved Borrower is due to receive an amount equal to the interest or distribution declared (together with amounts to be paid to the Fund equal to the interest or distribution declared in respect of any loaned securities, each an “In-Lieu-of Payment”) in respect of such Collateral during the time of the related securities loan, the Agent shall, provided the market value of the Collateral is at least equal to the market value of the loaned securities, remit such In-Lieu-of Payment on behalf of the Fund to the Approved Borrower in accordance with such Approved Borrower’s instructions. The Agent shall likewise remit, or cause to be remitted, to any Approved Borrower any applicable cash Collateral fee when due in accordance with the Approved Borrower’s instructions. The Agent shall instruct each Approved Borrower to remit any applicable In-Lieu-of Payment or other fees payable on loaned securities to the Agent and the Agent shall deliver the same to the Fund’s applicable Custody Account.

The Fund acknowledges that, with respect to securities which are out on loan over the applicable record date for such action, unless otherwise agreed to herein, it will not be entitled to (i) participate in any dividend reinvestment program; (ii) receive stock in an optional cash/stock dividend plan; or (iii) vote any proxies.

9. The Fund shall have the right to invest cash Collateral received in respect of any loan, subject to an obligation, upon the termination of the loan, to return to the Approved Borrower the amount of cash initially pledged (increased by any additional cash Collateral provided by the Approved Borrower and decreased by the value of any cash Collateral returned to the Approved Borrower pursuant to Section 7 of the Agreement). Except as provided herein, any such investment shall be at the sole risk of the Fund. Any income or gains and losses from investing and reinvesting any cash Collateral delivered by an Approved Borrower pursuant to a loan shall be at the Fund’s risk (except as otherwise provided herein), and the Fund agrees that to the extent any such losses reduce the amount of cash below the amount required to be returned to the Approved Borrower upon the termination of any loan, the Fund will, on demand of the Agent, immediately pay or cause to be paid to such Approved Borrower an amount equal to such shortfall in cash; provided, however, that to the extent such shortfall is with respect to amounts owed to an Approved Borrower as a cash Collateral fee, the Agent and the Fund shall, in accordance with the fee split set forth on Schedule 5, share the amount equal to the difference between the income generated on the investment of cash Collateral with respect to a loan and the amount to be paid to the Approved Borrower as a cash Collateral fee.

The Fund hereby authorizes and directs the Agent to cause to be invested, on the Fund’s behalf and at the Fund’s sole risk (except as otherwise provided herein), all cash Collateral by effecting purchases, sales, subscriptions and redemptions of such Collateral in Permitted Investments as set forth on Schedule 1 hereto (which may from time to time be updated in writing by the Fund). The Agent shall exercise reasonable care, skill, diligence and prudence in the administration and investment of cash Collateral. In connection with the Fund’s investment of cash Collateral and to enable the Agent to comply with any request for financial information by any investment counterparty, the Agent is authorized to disclose the identity of the Fund to investment counterparties as well as provide the Fund’s most recently prepared annual or semiannual financial statements to any investment counterparty.

10. In the event of a default by an Approved Borrower with respect to any loan entered into pursuant to this Agreement:

(a) If an Approved Borrower fails to return loaned securities with respect to a loan when due (“Default Event”), then the Agent shall indemnify the Fund as follows. The Agent shall, at its expense, subject to the balance of this paragraph, purchase (“Buy-In”) for the Fund’s account, for settlement in the normal course, replacement securities of the same issue, type, class and series as that of the loaned securities (“Replacement Securities”).

(b) The Fund is hereby authorized to demand specific performance of this Agreement at any time when an Approved Borrower shall have failed to return loaned securities with respect to a loan when due. The Agent hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) In addition to making the purchases or payments required in (a) above and the credits in (f) below, the Agent shall pay to Fund the value of all distributions (including any rights received in a rights offering) on the loaned securities (not otherwise credited to the Custody Account), the record dates for which occur before the date that Agent executes a Buy-In.

(d) In the event that the Agent is required to Buy-In any securities under this Section, the Fund agrees that, upon delivery of such securities to the Custody Account, the Agent shall, to the extent of such performance, be subrogated to, and the Fund shall assign, and be deemed to have assigned, to the Agent all of the Fund’s rights in, to and against the Borrower in respect of the related loan, any Collateral pledged by the Borrower in respect of such loan and all proceeds of such Collateral. In addition, the Fund shall promptly pay to the Agent an amount equal to the amount by which the Collateral Value (as defined below) is less than the purchase cost of replacement securities, to the extent such shortfall is due to the diminution of the Collateral Value due to investment risk (which is borne by the Fund pursuant to Section 9 of this Agreement) and, in the event that Fund receives or is credited with any payment, benefit or value from or on behalf of the Approved Borrower in respect of rights to which the Agent is subrogated as provided herein, the Fund shall promptly remit or pay to the Agent the same (or, where applicable, its U.S. dollar equivalent), provided in each case that the Agent has fully satisfied its obligations hereunder.

(e) Collateral Value shall be (A) in the case of loans collateralized solely by cash Collateral, the greater of the market value of the cash Collateral investments and the value of the cash Collateral pledged by an Approved Borrower with respect to a loan and (B) in the case of loans collateralized solely by securities Collateral, the market value of such Collateral, and, in each case above, Collateral Value shall be determined on the date of the Buy-In. Where a loan is collateralized by more than one type of Collateral, the Collateral Value shall be the sum of the market values for each type of Collateral as determined by the Agent.

(f) If the Agent is unable to purchase Replacement Securities pursuant to (a) above, the Agent will, not later than the Business Day specified in (ii) below, credit to the Fund’s account an amount equal to the market value of the unreturned loaned securities for which Replacement Securities are not purchased determined as of one of the following dates on which market value of the unreturned loaned securities is the highest: (i) the last day the applicable margin requirement had been satisfied; or (ii) the next Business Day following the day referred to in (i) above.

11. Notwithstanding Section 9 of this Agreement, if the Agent is authorized to enter into repurchase agreements on behalf of the Fund pursuant to Section 9 and Schedule 1 of this Agreement, the Agent shall indemnify the Fund in the event of a default by a counterparty under a repurchase agreement as follows. If the counterparty fails to return the cash Collateral invested on behalf of the Fund in a repurchase transaction when due under such repurchase agreement, the Agent shall, at its expense, credit the Fund’s account with the amount of such cash Collateral invested by the Fund in the repurchase transaction. In the event that the Agent is required to credit the Fund’s account under this Section, the Fund agrees that the Agent shall, to the extent of such performance, be subrogated to, and the Fund shall assign, and be deemed to have assigned, to the Agent all of the Fund’s rights in, to and against the counterparty in respect of the related repurchase agreement, any securities purchased from the counterparty in respect of such repurchase agreement and all proceeds of such securities. In the event that the Fund receives or is credited with any payment, benefit or value from or on behalf of the counterparty in respect of rights to which the Agent is subrogated as provided herein, the Fund shall promptly remit or pay to the Agent the same (or, where applicable, its U.S. dollar equivalent), provided in each case that the Agent has fully satisfied its obligations hereunder.

12. The Agent will provide to the Fund (i) a daily statement of activity setting forth information relating to loaned securities, marks-to-market and termination and (ii) on or about the 7th (seventh) Business Day of each month, a statement indicating for the preceding calendar month the securities lent by the Fund, the value of such securities, the identity of the Approved Borrowers, the nature and amount of Collateral pledged or delivered as security for the loaned securities, the income received (or loss incurred) from the daily investment of cash Collateral, the amounts of any fees or payments paid with respect to each loan and such other information as the parties hereto may agree to from time to time. The Agent shall provide such other reporting as may be set forth in the Operational Procedures. For purposes hereof, “Business Day” means any day on which the Agent is open for business in New York, New York. The Agent (unless otherwise instructed by the Fund) shall collect and remit or instruct any Approved Borrower to remit directly to the Custody Account all amounts and fees due the Fund pursuant to any loan of securities.

13. The parties acknowledge that:

THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO SECURITIES LOAN TRANSACTIONS AND THAT, THEREFORE, THE COLLATERAL DELIVERED BY AN APPROVED BORROWER TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE OBLIGATION OF THE APPROVED BORROWER IN THE

EVENT THE APPROVED BORROWER (OR ITS AGENT) FAILS TO RETURN THE SECURITIES.

14. The Fund acknowledges that under any loan effected by the Agent pursuant to this Agreement and for purposes of determining a Default Event under Section 10 of this Agreement, Approved Borrowers will not be required to return loaned securities immediately upon receipt of notice from the Agent terminating the applicable loan, but instead will be required to return such loaned securities within such period of time following such notice which is equal to the earlier of (i) the standard settlement period for trades of the loaned securities entered into on the date of such notice in the principal market therefor, or (ii) five business days from the giving of such notice. For purposes of this Section, “business day” shall mean, with respect to any loan hereunder, any day (other than a Saturday or Sunday) recognized as a settlement day in the principal market in which the loaned securities are traded. Upon receiving a notice from the Fund that Available Securities which have been lent to an Approved Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), the Agent shall notify promptly thereafter the Approved Borrower which has borrowed such securities that the loan of such securities is terminated and that such securities are to be returned within the time period specified in this Section or shall otherwise terminate the loan of such securities and cause to be delivered, at its discretion, securities of the same issue, type, class and series. The Fund hereby acknowledges its obligation to the Agent to provide notification of any sale of securities which are out on loan by the close of business on trade date of such sale. For purposes of this section, any notice received after the time specified in the Operational Procedures will be considered as notice on the next business day.

15. The Fund covenants and agrees to promptly furnish to the Agent any information regarding the Fund which is necessary to effect transactions on behalf of the Fund including, but not limited to, restrictions it wishes to impose with respect to the acceptance of forms of collateral or lending to any Approved Borrower(s) or any limitations imposed pursuant to any applicable law, regulation, authority, charter, by-law, statute or other instrument. The Fund acknowledges that the tax treatment of an In-Lieu-of Payment received from an Approved Borrower may differ from the tax treatment of the interest or dividend to which such In-Lieu-of Payment relates and that the Fund has made its own determination as to the tax treatment of any securities loan transactions undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received hereunder; provided, however, that the Agent will not enter into loan agreements with respect to securities which are (i) issued by the U.S. Treasury, (ii) tax-exempt securities, or (iii) reasonably likely to pay dividends or other distributions in respect of which foreign taxes would be withheld, unless the Agent has determined in good faith, based upon reasonable projections, that the economic benefit of the securities loan to the Fund and its shareholders is likely to exceed the economic benefit to the Fund and its shareholders of the favorable federal and/or state tax treatment of distributions on such securities (or the foreign taxes withheld in respect thereof). All such projections will be based on the tax criteria that are provided by the Fund, which shall indicate the tax status of the Fund. The Agent may conclusively rely on the aforementioned tax criteria when making projections.

16. Subject to the requirements of applicable law and except as provided in Sections 10 and 11 of this Agreement, the Agent shall not be liable with respect to any losses incurred by the Fund in connection with this securities lending program or under any provision hereof, except to the extent that such losses result from the negligence or willful misconduct of the Agent in the performance of its duties under this Agreement. Except as provided in the antepenultimate sentence of Section 2, no party shall be responsible for any special, punitive, indirect or consequential damages, whether or not such party has been apprised of the likelihood of such damages.

The Fund hereby indemnifies the Agent (including its officers, directors, partners, managers, employees and agents) from and against any and all claims, damages, liabilities, losses, costs or expenses (including the fees and expenses of counsel) incurred, suffered or sustained by the Agent, which directly or indirectly arise from performance of this Agreement or any transaction effected pursuant to this Agreement, except to the extent that such claims, damages, liabilities, losses, costs or expenses were caused by the negligence or willful misconduct of the Agent, arise out of its failure to discharge its obligation to Buy-In and deliver securities or credit the Fund’s account pursuant to Sections 10 and 11 of this Agreement or arise out of its failure to carry out securities lending transactions on behalf of the Fund in accordance with the applicable conditions of the Application (as defined below). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Agent.

The Agent hereby indemnifies the Fund (including its officers, trustees, employees and agents) from and against any and all claims, damages, liabilities, losses, costs or expenses (including the fees and expenses of counsel) incurred, suffered or sustained by the Fund, which directly or indirectly arise out of the failure of the Agent to carry out securities lending transactions on behalf of the Fund in accordance with the applicable conditions of the Application.

17. Each party represents and warrants to each other that it has due authority to enter into and perform this Agreement and any transactions contemplated thereby, the execution and performance of this Agreement and any transaction contemplated thereby has been duly authorized by all necessary action, corporate or otherwise, and does not and will not violate any law, regulation, charter, by-law or other instrument, restriction or provision applicable to it, and this Agreement constitutes such party’s legal, valid and binding obligation enforceable in accordance with its terms. In addition, the Fund represents that, as to any securities lent at any time and from time to time on behalf of the Fund, the Fund shall be the owner thereof with clear title thereto and no lien, charge or encumbrance upon such securities shall exist.

Each party represents and warrants to each other that the securities lending transactions made pursuant to this Agreement will be conducted in accordance with the guidelines of the Securities and Exchange Commission (the “Commission”) and its staff and that each party’s activities under the Agreement will be conducted in accordance with the applicable representations and conditions contained in the application of the Agent and the Fund for an order of exemption from certain provisions of the Investment Company Act of 1940 as filed with the Commission (File No. 812-12859) (as amended, the “Application”).

The Fund and the Agent agree that, under the terms of this Agreement, the Fund and its investment adviser, if any, retain ultimate authority with respect to lending Fund’s securities and investing cash Collateral and have directed the Agent to lend Available Securities and invest cash Collateral in accordance with the terms hereof. The Fund and the Agent further agree that Agent is not, and shall not be considered to be, solely by virtue of its role hereunder, an investment adviser for the Fund.

18. The Fund acknowledges that the Agent, acting on behalf of other accounts, including accounts that are advised or managed by its affiliates, may effect transactions with or for the same institutions to which loans of securities may be made hereunder, which transactions may give rise to potential conflict of interest situations. The Fund further acknowledges that the Agent may engage in securities lending transactions as agent for other lenders. In allocating securities loans, the Agent agrees that it shall operate in good faith and shall use methods to ensure that loans are allocated on a fair and equitable bases among all Agent’s securities lending clients, including the Fund.

19. The Agent shall have no duties or responsibilities in respect to securities lending transactions except those expressly set forth in this Agreement. The Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of, or caused directly or indirectly by, circumstances beyond its reasonable control. Without limiting the foregoing, consistent with Section 9 of this Agreement, the Agent shall not be responsible for investment risks incurred through the Fund’s participation in this securities lending program. The Agent shall be entitled to conclusively rely upon any certification, notice or other communication (including by telephone (if promptly confirmed in writing), telex, facsimile, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of an approved person (“Approved Person”) of the Fund. Set forth in Schedule 4 hereto is a list of Approved Persons for each of the parties hereto, which list may be amended by the applicable party from time to time upon notice to the other parties. No provision of this Agreement (other than Sections 10 and 11) shall require the Agent to expend or risk its own funds in the performance of its duties hereunder. The Agent reserves the right to notify the Fund of any restrictions (self-imposed or otherwise) concerning its activities worldwide.

20. The Fund hereby represents to the Agent that:

(a) its policies and objectives generally permit it to engage in securities lending transactions;

(b) its policies permit it to purchase shares of the Allianz Dresdner Daily Asset Fund with cash Collateral to the extent set out in Schedule 1;

(c) its participation in the securities lending program of Agent, including the investment of cash Collateral in the Allianz Dresdner Daily Asset Fund has been approved by a majority of the trustees who are not “interested persons” within the meaning of section 2(a)(19) of the Investment Company Act of 1940 (the “Independent Trustees”), and the Independent Trustees will evaluate the securities lending program no less frequently than annually to determine that the investment of cash Collateral in the Allianz Dresdner Daily Asset Fund is in the best interests of the Fund and its shareholders;

(d) a majority of the Independent Trustees has determined that:

(i) this Agreement with the Agent is in the best interests of the Fund and its shareholders;

(ii) the services to be performed by the Agent pursuant to this Agreement are appropriate for the Fund;

(iii) the nature and quality of the services of the Agent under this Agreement are at least equal to those services offered and provided by others; and

(iv) the fees charged by the Agent are within the range of, but in any event no higher than, the fees charged by the Agent to comparable unaffiliated securities lending clients for services of the same nature and quality; and

(e) that the Independent Trustees will review no less frequently than annually this Agreement and will approve the continuation of this Agreement if the Board of the Fund (including a majority of the Independent Trustees) makes the findings in (d) above.

21. The Fund hereby authorizes the Agent to enter into loan transactions on behalf of the Fund with the Agent or an affiliate of the Agent if selected as an Approved Borrower, and acknowledges that the Agent and its affiliates may be Approved Borrowers. The Agent represents and warrants that all loans to the Agent or its affiliates will be in accordance with the applicable representations and conditions in the Application relating to loans to affiliated borrowers.

22. The basis of the Agent’s compensation for its activities hereunder and in respect of any loan is set forth in Schedule 5 hereto. Except as otherwise provided, all reasonable costs and expenses of the Custodian associated with the transfer of securities to or from the Custody Account in connection with a securities loan hereunder, all costs and expenses of the Custodian associated with transfers of Collateral and all other transactional costs and expenses charged by the Custodian as a result of any securities loan hereunder shall be for the account of the Agent, shall be billed directly to the Agent and the Fund shall have no responsibility therefor. However, all costs or expenses that are due to errors by the Fund or the Custodian, or are due to a failure by the Fund to comply with the terms of this Agreement or the operating procedures, shall not be paid by the Agent. The Agent shall notify the Fund on or about the 10th (tenth) day of each month, of the amount of fees due the Agent hereunder and, promptly upon receipt of such notice, the Fund shall effect the requisite payment by wire transfer from the Fund’s Custody Account with the Agent in immediately available funds of U.S. dollars.

23. This Agreement may be terminated at the option of the Fund or of the Agent and shall be effective upon delivery of written notice to the other parties hereto or on such date as the written notice shall provide; provided that the Fund’s indemnification of the Agent shall survive any such termination. The Fund may remove the Agent as lending agent with or without cause. Such removal shall be effective upon delivery of written notice to the party being removed.

24. It is agreed that (a) upon receipt of notice of termination, no further loans shall be made hereunder by the Agent and (b) the Agent shall, promptly upon termination of this Agreement, terminate any and all outstanding loans. The provisions hereof shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as herein provided.

25. All notices, demands and other communications hereunder shall be in writing and delivered or transmitted (as the case may be) by registered mail, facsimile, telex, courier, or be effected by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient in accordance with Schedule 6 hereto. Notices shall be effective upon receipt.

26. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICT OF LAW PROVISIONS THEREOF. THE PARTIES HERETO HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF (AND WAIVE DISPUTE OF VENUE IN) THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN.

27. This Agreement shall not be modified or amended except by instrument in writing signed by the parties hereto. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities owned by the Fund. This Agreement shall not be assigned by any party without the prior written consent of the other parties. This Agreement may be executed in several counterparts each of which shall be an original and all of which shall constitute one and the same Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

28. Where one or more series investment companies designated on Schedule 7 as “Series Investment Companies” have executed this Agreement on behalf of one or more separate series designated on Schedule 7 as “Funds,” each series investment company, on behalf of each indicated Fund, and each Fund designated on Schedule 7 that is not designated as a series of a Series Investment Company on such Schedule, shall be deemed to have entered into a wholly separate agreement relating exclusively to that Fund. Such Fund shall be considered the “Fund” for all purposes of such separate agreement, and in no event shall such Fund (or such Series Investment Company on behalf of such Fund) have any responsibility for any obligation on the part of any other such Series Investment Company’s or any other such Fund’s separate agreement with the Agent. The Agent shall not offset or net any obligation of a Fund or any amount due to the Agent from such Fund against amounts owed by Agent to any other Fund or Series Investment Company. In the event that a Series Investment Company on Schedule 7 establishes one or more additional series with respect to which the Series Investment Company wishes to employ the Agent to act as securities lending agent hereunder, the Series Investment Company shall notify the Agent in writing. Upon written acceptance by the Agent, such series shall become a Fund under this Agreement, except to the extent that provisions under the

Agreement may be modified with respect to each additional series in writing by the Series Investment Company and the Agent at the time of the addition.

29. A copy of the Agreement and Declaration of Trust of each Fund or Series Investment Company that is a Massachusetts business trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Trustees of the relevant Fund or Series Investment Company as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund or Series Investment Company individually but are binding only upon the assets and property of the relevant Fund.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf as of the day and year first set forth above.

PIMCO FUNDS: MULTI-MANAGER SERIES

ON BEHALF OF EACH OF THE FUNDS

LISTED ON SCHEDULE 7

By:    /s/    Newton B. Schott, Jr.

        Name: Newton B. Schott, Jr.

        Title: President

DRESDNER BANK AG

By:    /s/    David J. Martocci

        Name: David J. Martocci

        Title: Managing Director

By:    /s/    Peter I. Bassler

        Name: Peter I. Bassler

        Title: Director

SCHEDULE 1

PERMITTED INVESTMENTS

FOR CASH COLLATERAL

Repurchase Agreements

Collateral held by Custodian. Collateralized at a minimum of 102%. Short-term U.S. Treasury securities are eligible collateral. The Approved Borrowers are the acceptable counterparties. No repurchase agreement will have a maturity that exceeds seven days.

Money Market Fund

The Allianz Dresdner Daily Asset Fund (the “Investment Fund”) advised by Dresdner Advisors LLC, an affiliate of the Agent.

Applicable Restrictions:

•	None of the PEA Renaissance, PEA Growth, PEA Target, PEA Opportunity and PEA Innovation Funds, by itself or in the aggregate with any such Funds, may acquire more than 10% of the voting securities of the Investment Fund.

•	Cash Collateral received from an Approved Borrower with respect to a loaned security of the PEA Value, CCM Focused Growth, CCM Capital Appreciation, CCM Mid-Cap, NFJ Small-Cap, PEA Growth & Income, CCM Emerging Companies, NFJ Dividend Value and NFJ Large-Cap Value Funds may not be invested in the Investment Fund if, as a result of such investment, more than five percent (5%) of such Fund’s total assets would be invested in the securities of the Investment Fund.

•	None of the PEA Value, CCM Focused Growth, CCM Capital Appreciation, CCM Mid-Cap, NFJ Small-Cap, PEA Growth & Income, CCM Emerging Companies, NFJ Dividend Value, NFJ Large-Cap Value Funds, NACM Growth, NACM Value, NACM Flex-Cap Growth, NACM Global, NACM International and NACM Pacific Rim Funds may acquire more than 10% of the outstanding voting securities of the Investment Fund.

•	None of the RCM Europe, RCM Mid-Cap, RCM Large-Cap Growth, RCM Tax-Managed Growth, RCM Biotechnology, RCM Global Healthcare, RCM Global Small-Cap, RCM Global Technology and RCM International Growth Equity Funds may invest in the Investment Fund.

SCHEDULE 2

Available Securities

All securities of the Funds listed on Schedule 7.

SCHEDULE 3

Approved Borrowers

Barclay Capital Inc.

ABN Amro Securities Inc.

Banc of America Securities, LLC

Bank One Capital Markets

Bear Stearns & Co., Inc.

BMO Nesbitt Burns Corp.

BNP Paribas Securities Corp.

CS First Boston Corp.

First Union Securities Inc.

Goldman Sachs and Company

Greenwich Capital Markets, Inc.

HSBC Securities Inc. (Change to HSBC Securities (USA) Inc.

ING Barings LLC

JP Morgan Securities, Inc.

Lehman Brothers Inc.

Merrill Lynch Government Securities Inc.

Merrill Lynch Pierce Fenner

Morgan Stanley & Co. Incorporated

Neuberger Berman, LLC

Nomura Securities International Inc.

Prudential Securities, Inc.

Raymond James & Associates, Inc.

Salomon Smith Barney Inc.

SG Cowan Securities Corp.

State Street Bank and Trust Company

UBS Warburg LLC (and UBS Paine Webber Inc.)

SCHEDULE 4

LIST OF APPROVED PERSONS

For the Fund:

Steve Treadway

Newton Schott

John Hardaway

Jeff Sargent

Henrik Larsen

Erik Brown

For the Agent:

Loans:

Anthony Toscano, Director

Tom Ryan, Vice President

Tanya Sokolsky, Analyst

Investments:

John Bilello, Director

Charles Dedekind, Director

Securities Transfers:

Maryann Aldana, Director

Lenny Buccellato, Vice President

Richard Caputo, Vice President

Frank Gambino, Managing Director

Luis Saenz, Associate

(h)(14)

SCHEDULE 5

FEES

In connection with each securities lending transaction entered into by the Agent on behalf of the Fund under this Agreement (a “Transaction”), Realized Income (as defined below) will be apportioned between the Fund and the Agent as follows: Fund 84%, Agent 16%. The Agent agrees to credit an amount equal to 84% of the Realized Income to the Fund’s account monthly on a provisional basis regardless of when Realized Income is actually received by the Agent.

Realized	Income shall mean:

(a)	the net income paid or accrued from Permitted Investments after the payment of all fees, charges, interest or commissions paid with respect to such Permitted Investment; PLUS

(b)	any fees paid or accrued by an Approved Borrower in respect of Transactions; LESS

(c)	any interest, rebate or fee paid or accrued to an Approved Borrower in respect of Transactions and Permitted Investments.

The aforesaid fee, interest or rebate shall, in the absence of any contrary written arrangement between the Agent and the Fund, be determined by the Agent in a commercially reasonable manner.

SCHEDULE 6

NOTICES

If to the Fund:
Address:	c/o Pacific Investment Management Company LLC 840 Newport Center Drive, Suite 300 Newport Beach, CA 92660
Attn:	John Hardaway
Telephone:	(949) 720-4761
Facsimile:	(949) 720-4707

With a copy to:
Address:	c/o PA Distributors LLC 2187 Atlantic Street Stamford, CT 06902
Attn:	Newton B. Schott Jr., Esq.
Telephone:	(203) 352-4920
Facsimile:	(203) 352-4919

If to the Agent:
Address:	Dresdner Bank AG, New York Branch 1301 Avenue of the Americas New York, New York 10019
Attn:	David Martocci
Telephone:	(212) 895-5095
Facsimile:	(212) 429-4889

SCHEDULE 7

NAMES OF FUNDS

(INCLUDING THOSE THAT ARE SERIES COMPANIES)

FUND	APPLICABLE INVESTMENT RESTRICTIONS

PEA Renaissance Fund	May lend portfolio securities in an amount not to exceed 25% of its total assets.

PEA Growth Fund	May lend portfolio securities in an amount not to exceed 25% of its total assets.

PEA Target Fund	May lend portfolio securities in an amount not to exceed 33 and 1/3% of its total assets.

PEA Opportunity Fund	May lend portfolio securities in an amount not to exceed 25% of its total assets.

PEA Innovation Fund	May lend portfolio securities in an amount not to exceed 25% of its total assets.

NFJ International Value Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

PEA Value Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

CCM Focused Growth Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

CCM Capital Appreciation Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

CCM Mid-Cap Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

NJF Small-Cap Value Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

PEA Growth & Income Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

CCM Emerging Companies Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

NFJ Dividend Value Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

NFJ Large-Cap Value Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

Asset Allocation Fund	May lend portfolio securities in an amount not to exceed one-third of the value of its total assets.

RCM Large-Cap Growth Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 33% of the value of its total assets.

RCM Mid-Cap Fund	May lend portfolio securities to brokers, dealers and other financial institutions. The Fund will not lend portfolio securities which, when valued at the time of the loan, have a value in excess of 10% of the value of the Fund’s total assets.

RCM Tax-Managed Growth Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 33% of the value of its total assets.

RCM Biotechnology Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 33% of the value of its total assets.

RCM Global Healthcare Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 33% of the value of its total assets.

RCM Global Small-Cap Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 33% of the value of its total assets.

RCM Global Technology Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 33% of the value of its total assets.

RCM International Growth Equity Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 33% of the value of its total assets.

RCM Europe Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 33% of the value of its total assets.

NACM Flex-Cap Value Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 30% of the value of its total assets.

NACM Growth Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 30% of the value of its total assets.

NACM Value Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 30% of the value of its total assets.

NACM Global Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 30% of the value of its total assets.

NACM International Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 30% of the value of its total assets.

NACM Pacific Rim Fund	May lend portfolio securities to brokers, dealers and other financial institutions in an amount not to exceed 30% of the value of its total assets.